Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Results for Fiscal 2007

FOR IMMEDIATE RELEASE

Cincinnati, OH—July 23, 2007, Frisch’s Restaurants, Inc. (Amex: FRS) reported sales of $289,934,367 for its fiscal year that ended May 29, 2007, slightly less than last year’s record level of $290,967,866. Last year included the benefit of two extra days of sales that were added to the fourth quarter to effect a change in the Company’s year end. Net earnings for the year rose 1% to $9,267,556 compared to $9,159,765 last year. Diluted earnings per share for both years were $1.78 as there were slightly more equivalent shares outstanding in fiscal 2007 than last year.

For the fourth quarter of fiscal 2007, sales declined 3% to $67,965,988 from $70,222,125 compared to last year’s fourth quarter. Net earnings declined 15% to $2,272,333 from $2,669,265. Diluted earnings per share were to $.43 compared to $.52 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants rose for the tenth consecutive year. Also, for the first time ever, our average annual same store sales exceeded $2,000,000 per location. We are very proud of both of these records and have every intention of extending them.”

Maier added, “Our Golden Corral restaurants posted a same store sales decline of 2% for the fiscal year. We continue to look for ways to improve the unit volumes in our Golden Corrals.”

The higher earnings for the year can be attributed to a strong first half that did not carry over to the second half when harsh winter weather, higher gasoline prices and an increase in the Ohio minimum wage all worked against the Company.

During the fiscal year, the Company closed five Big Boy restaurants, while two were opened. In addition, three new Big Boys were under construction at year end. No new Golden Corrals were opened during the year, and one was under construction at year end. Frisch’s operates 34 Golden Corral restaurants and 87 company-owned Big Boy restaurants, and there are an additional 28 franchised Big Boy restaurants operated by licensees.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Dayton, Toledo and Cleveland, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. The Company has development rights to expand the Golden Corral operation into markets in Columbus, Ohio, northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Year ended		(unaudited) Twelve weeks ended
	May 29, 2007	May 30, 2006	May 29, 2007	May 30, 2006
Sales	$289,934	$290,968	$67,966	$70,222

Cost of sales
Food and paper	101,401	102,106	24,188	24,789
Payroll and related	95,501	96,098	22,097	23,128
Other operating costs	64,043	64,338	15,298	15,622

	260,945	262,542	61,583	63,539

Gross profit	28,989	28,426	6,383	6,683

Administrative and advertising	14,301	13,976	3,124	2,817
Franchise fees and other revenue	(1,253)	(1,250)	(288)	(289)
(Gains) losses on sale of assets	(250)	(568)	—	(174)

Operating profit	16,191	16,268	3,547	4,329
Interest expense	2,672	2,771	626	667

Earnings before income tax	13,519	13,497	2,921	3,662

Income taxes	4,251	4,337	649	993

NET EARNINGS	$9,268	$9,160	$2,272	$2,669

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.82	$1.81	$.44	$.53

Diluted net earnings per share	$1.78	$1.78	$.43	$.52

Diluted average shares outstanding	5,215	5,160	5,278	5,158

Depreciation included above	$13,644	$13,125	$3,231	$3,239

Opening expense included above	$538	$1,415	$297	$35

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	May 29, 2007	May 30, 2006
Assets
Current assets
Cash and equivalents	$321	$815
Receivables	1,406	1,538
Inventories	6,376	4,792
Other current assets	2,915	4,918

	11,018	12,063

Property and equipment	159,287	154,370

Other assets
Goodwill & other intangible assets	1,957	2,125
Property held for sale and land investments	3,721	3,078
Other	3,276	3,647

	8,954	8,850

	$179,259	$175,283

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$12,354	$10,330
Accrued expenses	9,235	9,640
Other	15,262	10,613

	36,851	30,583
Long-term obligations
Long-term debt	25,009	30,992
Other long-term obligations	9,529	13,027

	34,538	44,019
Shareholders’ equity	107,870	100,681

	$179,259	$175,283